Exhibit 23.11




Independent Accountants' Consent

The Board of Directors
Astound Incorporated

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Genesys S.A. filed under the Securities Act of 1933 of our audit report dated May 15, 2000, relating to the consolidated balance sheets of Astound Incorporated as of March 31, 2000 and 1999, and the related consolidated statements of operations and deficit and cash flows for each of the years in the two year period ended March 31, 2000, which report appears in the Prospectus that is incorporated by reference in and made a part of the Registration Statement on Form F-4 (No. 333-55932) dated February 12, 2001 of Genesys S.A. Our report includes comments for US readers on Canada -- United States reporting difference that states that the financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Mississauga, Canada
May 1, 2001